EXHIBIT 99.1

Raymond B. Ostroski Joins Shenandoah Telecommunications Company as General Counsel

EDINBURG, Va., Jan. 28, 2013 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces that Raymond B. Ostroski has joined the Company as General Counsel, Vice President-Legal. In this position, Mr. Ostroski will serve as the Chief Legal Officer of the Shentel organization.

Mr. Ostroski has 30 years of legal experience, primarily as General Counsel for telecommunication service companies. He previously served as Executive Vice President, General Counsel and Corporate Secretary of One Communications Corp; Senior Vice President and General Counsel of Commonwealth Telephone Enterprises, Inc.; and, Executive Vice President and General Counsel of C-TEC Corporation and RCN Corporation.

"We are pleased that Ray has joined Shentel. His wealth of legal experience as general counsel, along with his knowledge of our industry, will be a tremendous asset for our organization as we continue to build on our successful growth" said Christopher E. French, President of Shenandoah Telecommunications Company. "As General Counsel, he will have primary responsibility for all legal and regulatory matters for the Shentel organization."

Mr. Ostroski holds a JD degree from Temple University Law School and a BA degree from the Wilkes University.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring and telecommunications equipment, along with many other associated solutions, in the Mid-Atlantic United States.

CONTACT: For further information, please contact:
         Christopher E. French at 540-984-5209